First Foundation Inc. (NASDAQ: FFWM) January 26, 2023

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

●	Earnings per share of $0.31 for the quarter, $1.96 for the full year.
●	Adjusted earnings per share of $0.35 for the quarter, $2.02 for the full year.
●	Net income of $17.4 million for the quarter, $110.5 million for the full year.
●	Total revenues of $81.9 million for the quarter, $366.9 million for the full year.

4Q22 Key Financial Data	Highlights

Profitability Metrics	4Q22	3Q22	4Q21
Return on average assets (%)	0.55	0.98	1.15
Adjusted return on average assets (%) (a)	0.63	0.99	1.16
Return on average common equity (%)	6.2	10.4	11.3
Return on tangible common equity (%) (a)	8.8	13.2	13.4
Net interest margin (%)	2.45	3.10	3.17
Efficiency ratio (%) (a)	70.9	60.0	51.0

Income Statement (b)	4Q22	3Q22	4Q21
Net interest income	$74,719	$87,672	$61,958
Noninterest income	$7,223	$12,184	$13,830
Net income attributable to common	$17,354	$29,006	$23,876
Diluted earnings per common share	$0.31	$0.51	$0.51
Adjusted diluted earnings per common share (a)	$0.35	$0.52	$0.51
Dividends declared per common share	$0.11	$0.11	$0.09

Balance Sheet (b)	4Q22	3Q22	4Q21
Total loans	$10,726,193	$10,355,420	$7,408,164
Total deposits	$10,362,612	$9,549,856	$8,811,960
Net charge-off ratio	0.01%	0.01%	0.07%
Tangible book value per share (a)	$16.20	$15.96	$14.92
Tier 1 Leverage Ratio	8.59%	8.14%	8.53%

(a) See Non-GAAP Financial Measures
(b) Dollars in thousands, except per share data

●
Tangible book value per share of $16.20, an increase of $0.24 for the quarter and $1.28 for the full year.
●
Return on average assets of 0.55% for the quarter and 0.96% for the full year.
●
Return on average tangible equity of 8.8% for the quarter and 13.0% for the full year.
●
Quarterly loan originations of $849 million and $5.8 billion for the year; 49% growth year-over-year.
●
Total deposits of $10.4 billion, an increase of $813 million for the quarter and $1.55 billion for the full year.
●
Total assets of $13.0 billion; $28% growth year-over-year.

DALLAS, TX – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported earnings per share of $0.31 for the quarter and $1.96 for the full year, and on an adjusted basis $0.35 for the quarter and $2.02 for the full year (see “Use of Non-GAAP Financial Measures” below).  Net income was $17.4 million for the quarter and $110.5 million for the year.  Total revenues were $81.9 million for the quarter and $366.9 million for the full year. The fourth quarter of 2022 included a $6.25 million valuation adjustment on the NYDIG equity investment, incentive compensation reversal due to recent executive departures, and professional service costs.  Additionally, First Foundation Inc. announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.11 per common share, payable on February 16, 2023, to common shareholders of record as of February 6, 2023.

Scott F. Kavanaugh President & CEO

“The earnings that we reported this morning reflect the resilience of our core businesses, and our commitment to managing expenses, strategically slowing loan growth, identifying greater operational efficiencies, while growing the meaningful relationships we have built with our new and existing clients,” said Scott F. Kavanaugh, President & CEO of First Foundation, Inc.  “Our adjusted earnings per share was $0.35 when accounting for a valuation adjustment on the NYDIG equity investment, recent executive departures, and professional service costs.  We generated $81.9 million in revenue and $17.4 million in earnings for the quarter and $366.9 million in revenue and $110.5 million in earnings for the full year, while our adjusted return on average assets ended at 0.63% for the quarter and 1.00% for the full year.  Despite the current headwinds the industry faces, First Foundation is well positioned for driving shareholder value and building  long-term success.”

Chris M. Naghibi COO

“Let me first note that I am honored to have been selected for the role of  Chief Operating Officer.  As an organization, we remain committed to creating efficiencies to further benefit all clients and stakeholders,” said Chris M. Naghibi, COO of First Foundation, Inc.  “Among the many opportunities here at First Foundation, we are focused on building true synergies between our banking and wealth management teams, which have been the cornerstone of our business model.  As we actively seek to build strategic alignment across the entire operation, we believe we can enhance the client experience and deliver exceptional service to all the clients who turn to us for their most important financial matters.”

Investor contact: Amy Djou, adjou@ff-inc.com | 949-299-5461 Media contact: Shannon Wherry, swherry@ff-inc.com | 469-638-9642

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

4Q22 Highlights
Financial Results:
●
Total revenues were $81.9 million in the quarter, a decrease of 18% from the third quarter of 2022, and an increase of 8% from the fourth quarter of 2021.  The decrease from the third quarter was mostly due to a decrease in net interest income caused primarily by an increase in interest expense.  The net interest rate spread on interest earning assets to interest bearing liabilities contracted by 1.00% during the quarter.
●
Nonperforming assets (“NPAs”) to total assets decreased to 0.13%, from 0.14% in the third quarter of 2022.
●
Return on average tangible equity of 8.8%.
●
Return on average assets of 0.55%; Adjusted return on average assets of 0.63%
●
Efficiency ratio of 70.9% for the quarter and 58.6% for the full year 2022, largely impacted by an increase in customer service expense.
●
Total tangible shareholders’ equity of $912 million, tangible book value of $16.20 per share and tangible common equity to tangible assets of 7.13%.
●
Net interest margin (“NIM”) was 2.45% for the quarter.
●
Advisory and Trust divisions achieved a combined pre-tax profit margin of 32% in the quarter, largely impacted by  a decrease in compensation and benefits in the fourth quarter due to the reversal of accruals for incentive compensation.
●
Repurchased $1.0 million of stock at a price of $13.66.

Other Activity:
●
Recognized a $6.25 million loss due to a valuation adjustment for a previous equity investment in NYDIG.
●
Allowance for credit losses for loans increased by $831 thousand in the quarter to $33.7 million, primarily as a result of increased loan balances, offset by the release of specific reserves related to purchase credit deteriorated loans from prior acquisitions.
●
Loan originations totaled $849 million for the quarter; commercial business originations of $433 million were 51% of the total quarterly originations.
●
Core deposits constituted 87% of total deposits, with 72% of core deposits attributed to commercial business deposits.
●
Cost of deposits was 1.47%.
●
Assets under management (“AUM”) at FFA ended the quarter at $5.0 billion, while trust assets under advisement (“AUA”) at FFB were $1.3 billion.

Spotlight
Vision List – Outperforming Stock	Bank & Thrift Sm-All Stars Class of 2022

First Foundation Inc. made B Riley’s Vision List which is a list of the top-24 stocks across all industries selected by analysts to outperform the small-cap benchmark Russell 2000 Index in the current year. Each year analysts are tasked to identify a single, immutable pick to outperform based on a set of defined criteria.

The Sm-All Stars represent the top performing small-cap banks and thrifts in the country. This is the third time FFWM was one of 35 banks chosen. According to Piper Sandler, banks selected have superior performance metrics in growth, profitability, credit quality and capital strength.

CNBC Top 100 Independent Advisors	Top Performing Bank with Assets Greater than $10B

First Foundation Advisors was included in The CNBC FA 100, which recognizes the advisory firms that top the list when it comes to offering a comprehensive planning and financial service that helps clients navigate through their complex financial life.

First Foundation Bank ranked as the 6th best performing bank in 2021 with assets greater than $10B. S&P Global Market Intelligence calculated scores for each bank on key metrics, including returns, growth, and efficiency but placed a premium on the strength and risk profile of balance sheets.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Details

Loans

Loans increased $371 million, or 3.6%, compared to the prior quarter, to $10.7 billion as of December 31, 2022, and increased $3.3 billion, or 44.8% compared to December 31, 2021.  The increases in loan balances were primarily due to a decreased impact from loan payoffs as loan fundings declined over each period, consistent with our strategy to slow loan growth.  Total loan fundings in the fourth quarter of 2022 were $849 million, a decrease of $757 million, or 47.2% from the third quarter of 2022 and a decrease of $364 million, or 30%, from the fourth quarter of 2021.   Loan payoffs totaled $478 million during the quarter, compared to payoffs of $672 million in the third quarter of 2022 and $670 million in the fourth quarter of 2021.

Contributing to loan originations during the fourth quarter, our commercial business division funded $433 million of new commercial loans during the quarter, of which 85% were adjustable commercial revolving lines of credit.

Investment Securities

Investment securities were $1.1 billion as of December 31, 2022, compared to $1.1 billion as of September 30, 2022, and $1.2 billion as of December 31, 2021.

The allowance for credit losses for investments decreased by $0.08 million from the prior quarter, to $11.4 million as of December 31, 2022, compared to $11.5 million as of September 30, 2022, and increased $1.0 million, compared to $10.4 million as of December 31, 2021. The increase year-over-year was the result of faster than expected prepayments that negatively impacted the projected cash flows on interest-only strip securities.

Deposits and Borrowings

Deposits were $10.4 billion as of December 31, 2022, compared to $9.5 billion as of September 30, 2022, and $8.8 billion as of December 31, 2021.  Deposit growth during the fourth quarter of 2022 compared to the third quarter of 2022 was primarily driven by increases in wholesale deposits and deposits from our digital banking sector of $1.1 billion and $185.2 million respectively, offset by decreases in the retail, commercial services, and corporate deposit sectors of $215.5 million, $211.5 million and $50.2 million respectively.  Noninterest-bearing demand deposits measured 26.4% of total deposits as of December 31, 2022, compared to 37.2% of total deposits as of September 30, 2022, while core deposits decreased by $292 million compared to the third quarter, and measured 86.7% of total deposits as of December 31, 2022, compared to 97.0% of total deposits as of September 30, 2022. Commercial business deposits were 72% of total core deposits as of December 31, 2022.

Our loan to deposit ratio measured 103.5% as of December 31, 2022, compared to 108.4% as of September 30, 2022, and 84.1% as of December 31, 2021.

Borrowings were $1.4 billion as of December 31, 2022, compared to $1.5 billion as of September 30, 2022, and $210.1 million as of December 31, 2021. The increase in borrowings compared to the prior year quarter was primarily due to the addition of $805.0 million in FHLB advances to fund the increase in new loan volume and strategically increase on-balance sheet liquidity.

Private Wealth Management and Trust Assets

AUM was $5.0 billion as of December 31, 2022, compared to $4.6 billion as of September 30, 2022.  There were $277.0 million of new accounts and $103.8 million of net withdrawals in the fourth quarter of 2022. AUA at FFB’s Trust Department was $1.3 billion as of December 31, 2022, and $1.2 billion as of September 30, 2022. The Advisory

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

and Trust divisions achieved a combined pre-tax profit margin of 32% in the quarter,  largely impacted by a decrease in compensation and benefits in the quarter due to the reversal of accruals for incentive compensation.

Net Interest Income

Net interest income decreased in the fourth quarter by $13.0 million, from $87.7 million in the third quarter of 2022, to $74.7 million in the fourth quarter of 2022, and increased by $12.7 million, from $62.0 million in the fourth quarter of 2021.  Interest income from loans increased 13% to $115.0 million for the fourth quarter of 2022 compared to $101.0 million in the third quarter of 2022 and increased 96.5% compared to $58.5 million for the fourth quarter of 2021.  Loan interest income increases were driven by increases in both average loan balances and interest rates. Interest income from investment securities and interest-earning cash was $11.0 million for the fourth quarter of 2022, compared to $7.8 million for the third quarter of 2022, and $6.2 million in the fourth quarter of 2021.  The increase in the fourth quarter compared to prior periods was largely driven by increases in both the average cash balances and interest rates earned on such balances at the Federal Reserve.

Interest expense increased 143.4% to $51.3 million in the fourth quarter of 2022, compared to $21.1 million in the third quarter of 2022, and increased from $2.7 million in the fourth quarter of 2021. The fourth quarter increase in interest expense was driven primarily by a 134.4% increase in interest expense on deposits and a 169.1% increase in interest expense on borrowings. Interest expense on deposits and borrowings increased due to increases in deposit rates, and interest rates on borrowings, as the average rate on FHLB advances and other borrowings increased to 3.79% in the fourth quarter of 2022, from 2.61% in the third quarter of 2022.

Net Interest Margin

Net interest margin (“NIM”) was 2.45% in the fourth quarter of 2022, compared to 3.10% in the third quarter of 2022, and 3.15% in the fourth quarter of 2021. The NIM decrease in the fourth quarter was primarily driven by an increase in the yield on interest bearing liabilities, which increased to 2.52% in the fourth quarter of 2022, from 1.23% in the third quarter of 2022, offset partially by an increase in the yield on interest earning assets, which increased to 4.12% in the fourth quarter of 2022, from 3.84% in the third quarter of 2022.  The average balance in interest-bearing liabilities also increased by 19.0% compared to the third quarter, offset partially by an 8.0% increase in the average balance in interest earning assets in the same period.

Noninterest Income

Noninterest income was $7.2 million in the fourth quarter of 2022, compared to $12.2 million in the third quarter of 2022 and $13.8 million in the fourth quarter of 2021.  The decrease in the fourth quarter was largely attributable to a $6.25 million loss due to a valuation adjustment for an equity investment in NYDIG.

Noninterest income during the fourth quarter of 2022, excluding the $6.25 million loss, totaled $13.5 million and was comprised of $6.5 million of investment advisory fees from Wealth Management, $3.2 million of trust administrative and consulting fees, $2.5 million of loan and servicing fees, $0.6 million of deposit account fees and other income of $0.7 million.

Noninterest Expense

Noninterest expense decreased to $59.8 million for the fourth quarter of 2022, compared to $60.3 million for the third quarter of 2022, and increased 51.2%, compared to $39.6 million for the fourth quarter of 2021. Compensation and benefits were $23.2 million in the fourth quarter of 2022, compared to $29.5 million in the third quarter of 2022, and $22.9 million in the fourth quarter of 2021.  The decrease in compensation and benefits in the fourth quarter of 2022 was primarily due to the reversal of accruals for incentive compensation for several

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

executive management personnel who separated from the company during the quarter.  Additionally, headcount decreased slightly to 713 FTEs in the fourth quarter of 2022 compared to 718 FTEs in the third quarter of 2022.  Customer service costs increased to $18.2 million in the fourth quarter of 2022, from $13.6 million in the third quarter of 2022 and $2.1 million in the fourth quarter of 2021.  The increase in customer service costs were due to increases in the earnings credit rates paid on the related deposit balances.  Deferred loan costs decreased in the fourth quarter of 2022, compared to the third quarter of 2022, as these costs are a direct offset to compensation expense. The decrease in deferred loan costs were due to the fourth quarter decrease in loan originations.

Our efficiency ratio for the fourth quarter of 2022 was 70.9%, compared to 60.0% for the third quarter of 2022 and 51.0% in the fourth quarter of 2021. The fourth quarter increase in the efficiency ratio was impacted by an increase in customer service expense. The efficiency ratio for the fourth quarter of 2022 excludes the negative $6.25 million valuation adjustment on the NYDIG equity investment included in other income.

Income Tax Expense

We recorded income tax expense of $3.6 million in the fourth quarter of 2022, compared to income tax expense of $10.5 million in the third quarter of 2022, and income tax expense of $8.5 million in the fourth quarter of 2021. Our effective tax rate for the fourth quarter of 2022 was 17.1%, compared to 26.6% for the third quarter of 2022, and 26.2% for the fourth quarter of 2021.  Our annual effective tax rates for 2022 and 2021 were 26.2%, and 27.9% respectively.  The decrease was predominantly due to a decrease in pretax income, a decrease in our statutory state tax rate, an increase in public finance lending and an increase in low-income housing tax credit investments.  The decrease reflects our ongoing efforts to lower the effective tax rate.

Asset Quality

Total nonperforming assets were $16.5 million as of December 31, 2022, compared to $17.5 million as of September 31, 2022, and $14.5 million as of December 31, 2021. Our ratio of nonperforming assets to total assets was 0.13% as of December 31, 2022, compared to 0.14% as of September 30, 2022, and December 31, 2021.. Total delinquent loans were $20.8 million as of December 31, 2022, compared to $5.8 million as of September 30, 2022, and $5.3 million as of December 31, 2021.

Our allowance for credit losses for loans was $33.7 million, or 0.31% of total loans held for investment, as of December 31, 2022, compared to $32.9 million, or 0.32%, as of September 30, 2022, and $33.8 million, or 0.49%, as of December 31, 2021.  The fourth quarter increase in the allowance for credit losses for loans of $831 thousand was primarily the result of increased loan balances, offset by the release of specific reserves related to purchase credit deteriorated loans from prior acquisitions. Net charge-offs during the fourth quarter of 2022 were $268 thousand, compared to net charge-offs of $169 thousand for the third quarter of 2022, and $1.1 million of net charge-offs for the fourth quarter of 2021.

The ratio of the allowance for credit losses for loans to total past due and nonaccrual loans was 108.5% as of December 31, 2022, compared to 192.6% as of September 30, 2022, and 247.3% as of December 31, 2021.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Capital

As of December 31, 2022, FFB exceeded all Basel III minimum regulatory capital requirements necessary to be considered a well-capitalized depository institution, as summarized in the table below:

	As of			Well-Capitalized
	December 31,	September 30,	December 31,	Regulatory
(unaudited)	2022	2022	2021	Requirements
Tier 1 leverage ratio	8.59%	8.14%	8.53%	5.00%
Common Equity Tier 1 ratio	10.60%	10.27%	11.45%	6.50%
Tier 1 risk-based capital ratio	10.60%	10.27%	11.45%	8.00%
Total risk-based capital ratio	11.01%	10.68%	12.01%	10.00%
Tangible common equity to tangible assets ratio [2]	7.13%	7.43%	8.44%	N/A %

(1)	Regulatory capital ratios are preliminary and subject to change until filing of our December 31, 2022, FDIC call report.
(2)	Tangible common equity is a First Foundation Inc. (“FFI”) non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

Shareholders' equity totaled $1.13 billion as of December 31, 2022, an increase of $12.4 million and $70.4 million from September 30, 2022, and December 30, 2021, respectively. Our tangible book value per common share was $16.20 as of December 31, 2022, compared to $15.96 as of September 30, 2022, and $14.92 as of December 31, 2021. The fourth quarter increase in tangible book value per common share was attributable to positive EPS of $0.31 during the quarter, offset by $0.11 dividends per share.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Earnings Call Info

The Company will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on January 26, 2023, to discuss its financial results. Analysts and investors may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” https://investor.ff-inc.com/events-and-presentations/default.aspx.  The conference call can be accessed by telephone at (800) 267-6316 using conference ID FFWMQ422.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay.

About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring credit losses, which is an inherent risk of the banking business; the negative impacts and disruptions resulting from the COVID-19 pandemic on our colleagues, clients, the communities we serve and the domestic and global economy, which may have an adverse effect on our business, financial position and results of operations; the risk that we will not be able to continue our internal growth rate; the performance of loans currently on deferral following the expiration of the respective deferral periods; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with changes in interest rates, which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends at historic levels or at all; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our 2021 Annual Report on Form 10-K for the fiscal year ended December 31, 2021, that we filed with the SEC on February 28, 2022, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contacts
Investors	Media
Amy Djou EVP, Chief Financial Officer 949-299-5461 adjou@ff-inc.com	Shannon Wherry VP, Director of Corporate Communications 469-638-9642 swherry@ff-inc.com

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)	December 31,	September 30,	December 31,
	2022	2022	2021
ASSETS

Cash and cash equivalents	$656,494	$317,818	$1,121,757

Securities available-for-sale ("AFS")	237,597	238,982	1,201,777
Securities held-to-maturity ("HTM")	862,544	884,061	-
Allowance for credit losses - investments	(11,439)	(11,519)	(10,399)
Net securities	1,088,702	1,111,524	1,191,378

Loans held for sale	-	-	501,436
			-
Loans held for investment	10,726,193	10,355,420	6,906,728
Allowance for credit losses - loans	(33,731)	(32,900)	(33,776)
Net loans	10,692,462	10,322,520	6,872,952

Investment in FHLB stock	25,358	31,203	18,249
Deferred taxes	24,198	24,210	20,835
Premises and equipment, net	36,140	36,607	37,920
Real estate owned ("REO")	6,210	6,210	6,210
Goodwill and intangibles	221,835	222,290	222,125
Other assets	262,780	256,481	203,342
Total Assets	$13,014,179	$12,328,863	$10,196,204

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$10,362,612	$9,549,856	$8,811,960
Borrowings	1,369,936	1,496,456	210,127
Accounts payable and other liabilities	147,253	160,586	110,066
Total Liabilities	11,879,801	11,206,898	9,132,153

Shareholders’ Equity:
Common Stock	56	56	56
Additional paid-in-capital	719,606	719,955	720,744
Retained earnings	426,659	415,507	340,976
Accumulated other comprehensive income (loss)	(11,943)	(13,553)	2,275
Total Shareholders’ Equity	1,134,378	1,121,965	1,064,051
Total Liabilities and Shareholders’ Equity	$13,014,179	$12,328,863	$10,196,204

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Quarter Ended			For the Year Ended
(in thousands, except share and	December 31,	September 30,	December 31,	December 31,
per share amounts)	2022	2022	2021	2022	2021
Interest income:
Loans	$115,041	$100,978	$58,532	$370,078	$224,823
Securities	6,678	6,752	5,696	26,411	20,435
Cash, FHLB Stock, and Fed Funds	4,298	1,016	460	7,389	1,960
Total interest income	126,017	108,746	64,688	403,878	247,218

Interest expense:
Deposits	36,552	15,595	2,690	61,845	13,453
Borrowings	14,746	5,479	40	23,343	481
Total interest expense	51,298	21,074	2,730	85,188	13,934

Net interest income	74,719	87,672	61,958	318,690	233,284

Provision for credit losses	1,173	(22)	3,879	532	3,866

Net interest income after provision for credit losses	73,546	87,694	58,079	318,158	229,418

Noninterest income:
Asset management, consulting and other fees	9,722	8,975	9,612	38,787	36,022
Gain on sale of loans	-	-	-	-	21,459
Other income (loss)	(2,499)	3,209	4,218	9,447	12,972
Total noninterest income	7,223	12,184	13,830	48,234	70,453

Noninterest expense:
Compensation and benefits	23,236	29,531	22,938	110,222	87,908
Occupancy and depreciation	9,261	9,594	6,680	36,236	24,977
Professional services and marketing costs	4,174	3,039	3,495	13,660	12,224
Customer service costs	18,219	13,560	2,140	38,178	8,775
Other expenses	4,934	4,618	4,311	18,293	14,202
Total noninterest expense	59,824	60,342	39,564	216,589	148,086

Income before taxes on income	20,945	39,536	32,345	149,803	151,785
Taxes on income	3,591	10,530	8,469	39,291	42,274
Net income	$17,354	$29,006	$23,876	$110,512	$109,511

Net income per share:
Basic	$0.31	$0.51	$0.51	$1.96	$2.42
Diluted	$0.31	$0.51	$0.51	$1.96	$2.41
Shares used in computation:
Basic	56,366,499	56,387,451	46,751,414	56,422,450	45,272,183
Diluted	56,433,461	56,447,901	46,881,088	56,490,060	45,459,540

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended			For the Year Ended
(in thousands, except share and per share amounts	December 31,	September 30,	December 31,	December 31,
and percentages)	2022	2022	2021	2022	2021
Selected Financial Data:
Return on average assets	0.55%	0.98%	1.15%	0.96%	1.41%
Return on average equity	6.2%	10.4%	11.3%	10.0%	14.4%
Return on average tangible equity (1)	8.8%	13.2%	13.4%	13.0%	16.9%
Efficiency ratio (2)	70.9%	60.0%	51.0%	58.6%	47.5%
Net interest margin	2.45%	3.10%	3.17%	2.91%	3.15%
Cost of deposits	1.47%	0.64%	0.15%	0.65%	0.20%
Loan to deposit ratio	103.5%	108.4%	84.1%	103.5%	84.1%
Noninterest income as a % of total revenues	8.8%	12.2%	18.2%	13.1%	23.2%
Loan originations	$848,664	$1,606,074	$1,213,136	$5,846,541	$3,913,059
Assets under management	4,985,277	4,625,840	5,680,605	4,985,277	5,680,605
Tangible common equity to tangible assets (1)	7.13%	7.43%	8.44%	7.13%	8.44%
Book value per share	$20.14	$19.90	$18.86	$20.14	$18.86
Tangible book value per share (1)	16.20	15.96	14.92	16.20	14.92

Asset Quality:
Nonperforming assets
Nonaccrual loans	$10,331	$11,240	$8,330	$10,331	$8,330
Other real estate owned	6,210	6,210	6,210	6,210	6,210
Total nonperforming loans	$16,541	$17,450	$14,540	$16,541	$14,540

Loans 30 - 89 days past due	$18,561	$5,846	$3,965	$18,561	$3,965
Accruing loans 90 days or more past due	2,195	1,138	—	2,195	—

Nonperforming assets to total assets	0.13%	0.14%	0.14%	0.13%	0.14%
Loans 30 - 89 days past due to total loans	0.17%	0.05%	0.06%	0.17%	0.06%
Allowance for credit losses to loans held for investment	0.31%	0.32%	0.49%	0.31%	0.49%
Allowance for credit losses to past due and nonaccrual loans	108.5%	192.6%	247.3%	108.5%	247.3%
Net charge-offs (recoveries) to average loans - annualized	0.01%	0.01%	0.07%	0.00%	(0.01)%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands)	2022	2022	2021	2022	2021
Banking:
Interest income	$126,017	$108,746	$64,688	$403,878	$247,218
Interest expense	49,596	19,281	2,700	78,766	13,688
Net interest income	76,421	89,465	61,988	325,112	233,530
Provision for credit losses	1,173	(22)	3,879	532	3,866
Noninterest income	7,030	5,730	5,358	26,148	41,068
Noninterest expense	52,915	53,571	32,440	188,619	121,375
Income before taxes on income	$29,363	$41,646	$31,027	$162,109	$149,357

Wealth Management:
Noninterest income	$6,837	$6,865	$7,897	$30,027	$29,917
Noninterest expense	5,158	6,380	5,908	24,371	23,349
Income before taxes on income	$1,679	$485	$1,989	$5,656	$6,568

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	1,702	1,793	30	6,422	246
Net interest income	(1,702)	(1,793)	(30)	(6,422)	(246)
Noninterest income	(6,644)	(411)	575	(7,941)	(532)
Noninterest expense	1,751	391	1,216	3,599	3,362
Income before taxes on income	$(10,097)	$(2,595)	$(671)	$(17,962)	$(4,140)

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands)	2022	2022	2022	2022	2021
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$5,341,596	$5,088,695	$3,953,717	$3,284,003	$2,886,055
Single Family	1,016,498	989,258	958,348	911,438	933,445
Subtotal	6,358,094	6,077,953	4,912,065	4,195,441	3,819,500
Commercial properties	1,203,292	1,236,577	1,237,664	1,264,221	1,309,200
Land and construction	158,565	144,787	170,887	159,533	156,028
Total real estate loans	7,719,951	7,459,317	6,320,616	5,619,195	5,284,728
Commercial and industrial loans	2,984,748	2,874,827	2,593,948	1,754,279	1,598,422
Consumer loans	4,481	5,155	10,845	9,760	10,834
Total loans	10,709,180	10,339,299	8,925,409	7,383,234	6,893,984
Premiums, discounts and deferred fees and expenses	17,013	16,121	13,432	14,230	12,744
Total	$10,726,193	$10,355,420	$8,938,841	$7,397,464	$6,906,728

Loans held for sale	$—	$—	$485,296	$501,424	$501,436

Deposits:
Demand deposits:
Noninterest-bearing	$2,736,691	$3,550,637	$3,587,375	$3,296,118	$3,280,455
Interest-bearing	2,568,850	2,253,799	2,425,847	2,429,202	2,242,684
Money market and savings	3,178,230	2,911,909	2,869,719	2,592,437	2,620,336
Certificates of deposit	1,878,841	833,511	655,803	639,761	668,485
Total	$10,362,612	$9,549,856	$9,538,744	$8,957,518	$8,811,960

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2022	2022	2021	2022	2021
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$293,660	$742,126	$579,414	$2,396,767	$1,983,858
Single family	57,343	96,229	74,992	305,316	257,715
Subtotal	351,003	838,355	654,406	2,702,083	2,241,573
Commercial properties:
Non-owner occupied CRE	38,796	57,707	28,770	185,045	41,836
Owner-occupied CRE	11,534	28,644	31,715	88,385	75,575
Subtotal	50,330	86,351	60,485	273,430	117,411
Land and construction	26,137	21,538	11,994	106,427	23,156
Total real estate loans	427,470	946,244	726,885	3,081,940	2,382,140
Commercial and industrial loans	420,971	659,562	486,120	2,762,730	1,527,869
Consumer loans	223	268	131	1,871	3,050
Total	$848,664	$1,606,074	$1,213,136	$5,846,541	$3,913,059

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	4.70%	4.34%	3.20%	3.89%	3.26%
Single family	5.10%	3.98%	3.26%	3.86%	3.28%
Subtotal	4.77%	4.29%	3.21%	3.89%	3.26%
Commercial properties:
Non-owner occupied CRE	4.85%	4.84%	3.20%	4.28%	3.51%
Owner-occupied CRE	6.51%	4.58%	3.78%	4.70%	3.81%
Subtotal	5.23%	4.75%	3.51%	4.42%	3.70%
Land and construction	6.11%	4.99%	4.71%	5.00%	4.96%
Total real estate loans	4.90%	4.35%	3.26%	3.98%	3.30%
Commercial and industrial loans	6.54%	5.02%	3.56%	4.44%	3.51%
Consumer loans	5.32%	5.45%	3.92%	4.51%	3.96%
Total	5.72%	4.63%	3.38%	4.19%	3.38%

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2022	2022	2021	2022	2021
Average Balances:
FHLB stock, fed funds, and deposits	$501,983	$229,798	$659,730	$625,351	$756,658
Securities AFS	253,921	258,654	994,701	413,220	806,456
Securities HTM	868,945	898,932	—	760,489	—
Loans	10,578,819	9,910,051	6,150,095	9,139,349	5,846,315
Total interest-earnings assets	12,203,668	11,297,435	7,804,526	10,938,409	7,409,429
Deposits: interest-bearing	6,535,439	5,955,016	4,076,354	5,969,054	4,039,247
Deposits: noninterest-bearing	3,357,771	3,742,460	3,076,209	3,474,657	2,725,631
Borrowings	1,543,623	833,171	32,808	754,938	63,681

Average Yield / Rate:
FHLB stock, fed funds, and deposits	3.40%	1.75%	0.28%	1.18%	0.26%
Securities AFS	3.42%	3.19%	2.29%	2.71%	2.53%
Securities HTM	2.08%	2.09%	—%	2.00%	—%
Loans	4.34%	4.07%	3.80%	4.05%	3.85%
Total interest-earnings assets	4.12%	3.84%	3.31%	3.69%	3.34%
Deposits (interest-bearing only)	2.22%	1.04%	0.26%	1.04%	0.33%
Deposits (noninterest and interest-bearing)	1.47%	0.64%	0.15%	0.65%	0.20%
Borrowings	3.79%	2.61%	0.48%	3.09%	0.75%
Total interest-bearing liabilities	2.52%	1.23%	0.26%	1.27%	0.34%

Net Interest Rate Spread	1.60%	2.61%	3.05%	2.42%	3.00%

Net Interest Margin	2.45%	3.10%	3.17%	2.91%	3.15%

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY (ROATCE); ADJUSTED RETURN ON AVERAGE ASSETS; AND ADJUSTED NET INCOME

(unaudited)

Return on average tangible common equity was calculated by excluding average goodwill and intangibles assets from the average shareholders’ equity during the associated periods. Adjusted net income available to common shareholders includes various adjustments to net income and the associated tax effect of those adjustments during the associated periods.  Adjusted return on average assets represents adjusted net income available to common shareholders divided by average total assets.

The table below provides a reconciliation of the GAAP measure of return on average equity to the non-GAAP measure of return on average tangible common equity.  The table below also provides a reconciliation of the GAAP measure of return on average assets to the non-GAAP measure of adjusted return on average assets:

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2022	2022	2021	2022	2021
Average shareholders' equity	$1,128,276	$1,113,948	$844,089	$1,100,684	$759,101
Less: Average goodwill and intangible assets	222,062	222,519	126,002	222,393	104,355
Average tangible common equity	$906,214	$891,429	$718,087	$878,291	$654,746

Average assets	$12,728,499	$11,821,923	$8,313,123	$11,456,932	$7,733,279

Net Income	$17,354	$29,006	$23,876	$110,512	$109,511
Adjustments:
Plus: Amortization of intangible assets expense	454	459	365	1,914	1,579
Plus: Valuation loss on equity investment	6,250	—	—	6,250	—
Less: Incentive compensation reversal	(4,150)	—	—	(4,150)	—
Less: Merger related costs	—	—	—	(36)	—
Plus: Professional service costs	971	—	—	971	—
Total Adjustments	3,525	459	365	4,949	1,579
Less: Tax impact of adjustments above	(987)	(143)	(106)	(1,400)	(458)
Total adjustments to net income	2,538	316	259	3,549	1,121
Adjusted net income available to common shareholders	$19,892	$29,322	$24,135	$114,061	$110,632

Tax rate utilized for calculating tax effect on adjustments to net income	28.0%	29.0%	29.0%	28.0%	29.0%

Return on average equity(1)	6.2%	10.4%	11.3%	10.0% %	14.4% %
Return on average tangible common equity(2) (5)	8.8%	13.2%	13.4%	13.0% %	16.9% %

Return on average assets (3)	0.55%	0.98%	1.15%	0.96%	1.42%
Adjusted return on average assets (4) (5)	0.63%	0.99%	1.16%	1.00%	1.43%

(1)	Annualized net income divided by average shareholders’ equity.
(2)	Annualized adjusted net income available to common shareholders divided by average tangible common equity.
(3)	Annualized net income divided by average assets.
(4)	Annualized adjusted net income divided by average assets.
(5)	Non-GAAP measure.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of adjusted noninterest expense to adjusted revenue.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2022	2022	2021	2022	2021
Total noninterest expense	$59,824	$60,342	$39,564	$216,589	$148,086
Less: Amortization of intangible assets expense	(454)	(459)	(365)	(1,914)	(1,579)
(Less)/Add: Merger related costs	-	-	(1,056)	36	(2,606)
Less: Professional service costs	(971)	-	-	(971)	-
Add: incentive compensation reversal	4,150	-	-	4,150	-
Adjusted Noninterest expense	$62,549	$59,883	$38,143	$217,890	$143,901

Net interest income	$74,719	$87,672	$61,958	$318,690	$233,284
Plus: Total noninterest income	7,223	12,184	13,830	48,234	70,453
Plus: Valuation loss on equity investment	6,250	-	-	6,250	-
Less: Net gain on other equity investments	-	-	(1,069)	-	(1,069)
Less: Net gain on sale-leaseback	-	-	-	(1,111)	-
Adjusted Revenue	$88,192	$99,856	$74,719	$372,063	$302,668

Efficiency Ratio	70.9%	60.0%	51.0%	58.6%	47.5%

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2022 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER SHARE, AND ADJUSTED EARNINGS PER SHARE (BASIC AND DILUTED)

(unaudited)

Tangible common equity ratio, tangible book value per share, and adjusted earnings per share are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible common equity ratio is calculated by taking tangible common equity which is shareholders’ equity excluding the balance of goodwill and intangible assets and dividing by tangible assets which is total assets excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible common equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.  Adjusted earnings per share (basic and diluted) is calculated by dividing adjusted net income available to common shareholders by average common shares outstanding (basic and diluted). The reconciliation of GAAP net income to adjusted net income available to common shareholders is presented on page 17 in “Non-GAAP Return on Average Tangible Common Equity (ROATCE); Adjusted Return on Average Assets and Adjusted Net Income.”

The table below provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity ratio and the GAAP measure of book value per share to the non-GAAP measure of tangible book value per share:

	December 31,	September 30,	December 31,
(in thousands, except per share amounts)	2022	2022	2021
Shareholders' equity	$1,134,378	$1,121,965	$1,064,051
Less: Goodwill and intangible assets	221,835	222,290	222,125
Tangible Common Equity	$912,543	$899,675	$841,926

Total assets	$13,014,179	$12,328,863	$10,196,204
Less: Goodwill and intangible assets	221,835	222,290	222,125
Tangible assets	$12,792,344	$12,106,573	$9,974,079

Equity to Asset Ratio	8.72%	9.10%	10.44%
Tangible Common Equity Ratio	7.13%	7.43%	8.44%

Book value per share	$20.14	$19.90	$18.86
Tangible book value per share	16.20	15.96	14.92
Basic common shares outstanding	56,325,242	56,387,671	56,432,070

Adjusted net income available to common shareholders	$19,892	$29,322	$24,135

Average basic common shares outstanding	56,366,499	56,387,451	46,751,427
Average diluted common shares outstanding	56,433,461	56,447,901	46,881,101
Earnings per share (basic)	$ 0.31	$ 0.51	$ 0.51
Earnings per share (diluted)	$ 0.31	$ 0.51	$ 0.51
Adjusted earnings per share (basic)	$ 0.35	$ 0.52	$ 0.52
Adjusted earnings per share (diluted)	$ 0.35	$ 0.52	$ 0.51